Exhibit 10.1

FORM OF SECOND QUARTER 2005 BONUS

Letter of Agreement

Date:

I,                                                 (“Employee”) understand that GTSI will pay to me a retention bonus comparable to 100% of the EBT bonus (called “100% EBT”) for the second quarter, 2005 (to be paid to me on August 08, 2005) as long as I am employed by GTSI at the time of payment.

By this Letter of Agreement, and without any pressure to sign this Letter of Agreement by GTSI, I agree to repay the bonus should I:

(a)          leave the company upon my own volition within twelve (12) months of the date that the 100% EBT payment is paid to me

(b)         be released from the company for cause within twelve (12) months of the date that the retention bonus is paid to me.  (As used in this Agreement, termination with cause has the same meaning as defined in the employee’s ‘GTSI’s Change of Control Agreement’.

I agree that any money owed to GTSI, to include the difference between my retention bonus, may be deducted from my final paycheck, or withheld from any other amount due to me from GTSI.  If I do not have enough money to cover this amount, I agree to submit a check to GTSI to cover the full amount within 10 business days of my last date of employment.

As agreed and acknowledged:

Employee	Date

GTSI Corporate Witness	,	Date: